Exhibit 99.1

Contact:   Michael R. Sand,
      President & CEO
     Dean J. Brydon, CFO
                      (360) 533-4747
                     www.timberlandbank.com

Timberland Bank Reports Growing Profitability for 2017's Third Fiscal Quarter:
•	Earnings Per Share Increased 61% to $0.58;
•	Prepays Legacy High Cost Federal Home Loan Bank Borrowings;
•	Announces $0.11 Regular Dividend and $0.08 Special Dividend

HOQUIAM, WA – July 25, 2017 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income of $4.28 million, or $0.58 per diluted common share, for its third fiscal quarter ended June 30, 2017.  This compares to net income of $2.55 million, or $0.36 per diluted common share, for the quarter ended June 30, 2016, and net income of $3.13 million, or $0.42 per diluted common share, for the preceding quarter ended March 31, 2017.

For the first nine months of fiscal 2017, Timberland earned $10.55 million, or $1.44 per diluted common share, a 42% increase in net income and a 37% increase in earnings per diluted common share ("EPS") from the $7.46 million, or $1.05 per diluted common share, reported for the first nine months of fiscal 2016.

Timberland's Board of Directors also declared a quarterly dividend of $0.11 per common share, payable on August 25, 2017 to shareholders of record on August 11, 2017.  The Company's Board of Directors also declared a special one-time dividend of $0.08 per share payable on August 25, 2017 to shareholders of record on August 11, 2017.

"This quarter we once again received the financial benefit of growing revenues more than expenses," stated Michael R. Sand, President and CEO.  "We also recouped interest that had previously been classified as non-accrual and booked a recovery on a previously charged off loan that was fully paid during the quarter.  Income recognized from these two sources was partially offset by prepayment penalties incurred for the early termination of two legacy Federal Home Loan Bank ("FHLB") borrowings.  The net result of these three items was a $953,000 increase in net income which positively affected the current quarter's EPS by approximately $0.13.  Even without the benefit of these extraordinary items the quarter's income and EPS significantly exceeded the results posted in the prior fiscal year's comparable quarter.  Prepaying the FHLB borrowings eliminated monthly interest expense by, on average, $100,000 per month which will benefit our fiscal fourth and subsequent quarters."

Third Fiscal Quarter 2017 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2017, compared to March 31, 2017, or June 30, 2016):

   Earnings Highlights:
•	EPS increased 61% to $0.58 from $0.36 for the comparable quarter one year ago;
•	Net income increased 68% to $4.28 million from $2.55 million for the comparable quarter one year ago;
•	Return on average equity and return on average assets for the current quarter were 16.14% and 1.86%, respectively;
•	Operating revenue increased 20% from the comparable quarter one year ago;
•	Non-interest income increased 15% from the comparable quarter one year ago;
•	Efficiency ratio improved to 55.94% for the current quarter from 63.37% for the comparable quarter one year ago;
•
Net interest margin increased to 4.29% for the current quarter (approximately 22 basis points was due to the collection of non-accrual interest, which was partially offset by prepayment penalties paid for the early termination of two FHLB borrowings); and

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

•	Recorded a loan loss recapture of $1.00 million as a direct result of recording net recoveries of $1.02 million during the current quarter.

 Balance Sheet Highlights:
•	Increased net loans receivable 6% year-over-year and 2% from the prior quarter;
•	Increased total deposits 14% year-over-year and 1% from the prior quarter;
•	Prepaid $30.0 million of legacy FHLB borrowings during the current quarter;
•	Decreased troubled debt restructured loans 56% year-over-year and 47% from the prior quarter; and
•	Increased book and tangible book (non-GAAP) values per common share to $14.77 and $14.00, respectively, at June 30, 2017.

Operating Results

Operating revenue (net interest income before the recapture of loan losses, plus non-interest income excluding other than temporary impairment ("OTTI") charges on investment securities) increased 20% to $12.40 million for the current quarter from $10.37 million for the comparable quarter one year ago and increased 10% from $11.30 million for the preceding quarter. Operating revenue increased 14% to $35.24 million for the first nine months of fiscal 2017 from $30.81 million for the comparable period one year ago.

Net interest income for the current quarter increased 21% to $9.25 million from $7.62 million for the comparable quarter one year ago and increased 9% from $8.45 million for the preceding quarter.  The increased net interest income for the current quarter compared to the preceding quarter was primarily due to an increase in the amount of non-accrual interest collected, which was partially offset by FHLB borrowing prepayment penalties for the early termination of Timberland's remaining FHLB borrowings.  For the first nine months of fiscal 2017, net interest income increased 13% to $26.01 million from $23.00 million for the first nine months of fiscal 2016.

The net interest margin for the current quarter increased to 4.29% from 3.88% for the preceding quarter and 3.83% for the comparable quarter one year ago.  The net interest margin for the current quarter was increased by approximately 22 basis points due to the net effect of collecting $748,000 of non-accrual interest and paying $282,000 in FHLB borrowing prepayment penalties.  The net interest margin for the preceding quarter was increased by approximately nine basis points due to the collection of $204,000 of non-accrual interest.  The net interest margin for the comparable quarter one year ago was increased by approximately two basis points due to the collection of $34,000 of non-accrual interest.  Timberland's net interest margin for the first nine months of fiscal 2017 was 4.03% compared to 3.91% for the first nine months of fiscal 2016.

Non-interest income for the current quarter increased 15% to $3.16 million from $2.75 million for the comparable quarter one year ago and increased 11% from $2.85 million for the preceding quarter.  The increase in non-interest income for the current quarter compared to the preceding quarter was primarily due to a $155,000 increase in gain on sale of loans and smaller increases in several other categories.  The increase in gain on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.  Fiscal year-to-date non-interest income increased 19% to $9.22 million from $7.78 million for the first nine months of fiscal 2016.

Total operating (non-interest) expenses for the current quarter increased 1% to $6.94 million from $6.86 million for the preceding quarter and increased 6% from $6.57 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $61,000 increase in deposit operations expenses and smaller increases in several other categories.  The efficiency ratio for the current quarter improved to 55.94% from 63.37% for the comparable quarter one year ago and 60.67% for the preceding quarter.  Fiscal year-to-date operating expenses increased 5% to $20.61 million from $19.68 million for the first nine months of fiscal 2016.  The efficiency ratio for the first nine months of fiscal 2017 improved to 58.48% from 63.93% for the first nine months of fiscal 2016.

The provision for income taxes for the current quarter increased to $2.19 million from $1.57 million for the preceding quarter.  The effective tax rate was 33.8% for the current quarter compared to 33.4% for the quarter ended March 31, 2017.

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

Balance Sheet Management

Total assets decreased 2% to $931.01 million at June 30, 2017 from $946.68 million at March 31, 2017.  The decrease was primarily due to using liquid assets to prepay $30.00 million of high cost FHLB borrowings during the quarter.

Liquidity, as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities, was 21.6% of total liabilities at June 30, 2017, compared to 24.0% at March 31, 2017, and 18.7% one year ago.

Net loans receivable increased $11.08 million, or 2%, to $687.16 million at June 30, 2017, from $676.08 million at
 March 31, 2017.  The increase was primarily due to a $10.27 million increase in custom and owner/builder one- to four-family construction loans, a $9.31 million increase in commercial construction loans, a $6.78 million increase in commercial mortgage loans, a $2.69 million increase in speculative one- to four-family construction loans, and smaller increases in several other categories.  These increases were partially offset by a $12.40 million increase in the amount of undisbursed construction loans in process, a $2.13 million decrease in multi-family mortgage loans, a $1.53 million decrease in land loans, and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$121,705	16%	$122,889	16%	$117,055	17%
Multi-family	61,051	8	63,181	8	51,672	7
Commercial	331,901	43	325,120	44	294,887	42
Construction - custom and
owner/builder	109,578	14	99,304	13	88,593	12
Construction - speculative one-to four-family	8,002	1	5,311	1	8,261	1
Construction - commercial	20,067	3	10,762	2	21,427	3
Construction - multi-family	11,057	1	11,057	2	18,090	3
Land	24,333	3	25,866	3	24,076	3
Total mortgage loans	687,694	89	663,490	89	624,061	88

Consumer loans:
Home equity and second
mortgage	36,320	5	38,024	5	38,482	5
Other	3,789	--	3,527	--	4,490	1
Total consumer loans	40,109	5	41,551	5	42,972	6

Commercial business loans (b)	43,407	6	42,603	6	43,571	6
Total loans	771,210	100%	747,644	100%	710,604	100%
Less:
Undisbursed portion of
construction loans in
process	(72,133)		(59,724)		(51,163)
Deferred loan origination
fees	(2,309)		(2,251)		(2,233)
Allowance for loan losses	(9,610)		(9,590)		(9,842)
Total loans receivable, net	$687,158		$676,079		$647,366

_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,523, $5,542 and $4,885 at June 30, 2017, March 31, 2017, and June 30, 2016, respectively.
(b)	Does not include commercial business loans held for sale totaling $256 at March 31, 2017.

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

Timberland originated $92.93 million in loans during the quarter ended June 30, 2017, compared to $88.81 million for the comparable quarter one year ago and $79.50 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also (on a much smaller volume) sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the third quarter of fiscal 2017, fixed-rate one- to four-family mortgage loans and SBA loans totaling $19.34 million were sold compared to $14.19 million for the comparable quarter one year ago and $13.00 million for the preceding quarter.

Timberland's investment securities increased $2.91 million, or 34%, to $11.50 million at June 30, 2017, from $8.60 million at March 31, 2017, primarily due to the purchase of $3.00 million in investment securities.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing demand	$197,527	24%	$186,239	23%	$149,575	21%
NOW checking	216,719	26	214,488	27	189,475	26
Savings	136,750	17	138,518	17	119,576	17
Money market	119,025	15	118,791	15	100,914	14
Money market – brokered	8,506	1	8,665	1	7,032	1
Certificates of deposit under $250	121,505	15	123,670	15	129,194	18
Certificates of deposit $250 and over	15,590	2	15,269	2	16,443	2
Certificates of deposit – brokered	3,196	--	3,212	--	3,172	1
Total deposits	$818,818	100%	$808,852	100%	$715,381	100%

Total deposits increased $9.97 million, or 1%, during the current quarter to $818.82 million at June 30, 2017, from $808.85 million at March 31, 2017.  The current quarter's increase was primarily due to an $11.29 million increase in non-interest bearing demand account balances and a $2.23 million increase in negotiable order of withdrawal ("NOW") checking account balances.  These increases were partially offset by a $1.86 million decrease in certificates of deposit account balances and a $1.77 million decrease in savings account balances.

FHLB Borrowings

On April 26, 2017, FHLB borrowings totaling $30.00 million were prepaid.  Prepayment penalties of $282,000 were incurred for the early termination of these high-cost borrowings (weighted average rate of 3.98%).

Shareholders' Equity

Total shareholders' equity increased $3.79 million to $108.62 million at June 30, 2017, from $104.83 million at March 31, 2017.  The increase in shareholders' equity was primarily due to net income of $4.28 million for the quarter, which was partially offset by dividend payments of $809,000 to shareholders.  Timberland did not repurchase shares of its common stock during the quarter and, at June 30, 2017, had 221,893 shares authorized to be purchased in accordance with the terms of its existing stock repurchase plan.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 17.30% and a Tier 1 leverage capital ratio of 11.42% at June 30, 2017.

Timberland recorded a $1.00 million loan loss reserve recapture (which added approximately $0.09 to diluted earnings per share) during the quarter ended June 30, 2017 due to the Bank's recovery on a previously charged-off commercial mortgage loan.  Timberland had a net recovery of $1.02 million for the current quarter compared to net charge-offs of $3,000 for the

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

preceding quarter and net charge-offs of $201,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.38% of loans receivable at June 30, 2017 compared to 1.40% at March 31, 2017.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 39% to $2.44 million at June 30, 2017, from $4.01 million one year ago, and decreased 8% from $2.66 million at March 31, 2017.  Non-accrual loans decreased 30% to $2.06 million at June 30, 2017, from $2.96 million one year ago, and increased 9% from $1.89 million at March 31, 2017.

NON-ACCRUAL LOANS	June 30, 2017		March 31, 2017		June 30, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$896	7	$820	6	$1,236	9
Commercial	403	1	313	1	808	2
Land	496	2	296	2	444	3
Total mortgage loans	1,795	10	1,429	9	2,488	14

Consumer loans:
Home equity and second
mortgage	260	3	383	5	436	7
Other	--	--	28	1	31	1
Total consumer loans	260	3	411	6	467	8

Commercial business loans	--	--	54	2	--	--
Total loans	$2,055	13	$1,894	17	$2,955	22

OREO and other repossessed assets decreased 28% to $3.42 million at June 30, 2017, from $4.76 million at June 30, 2016, and increased 14% from $3.01 million at March 31, 2017.  At June 30, 2017, the OREO and other repossessed asset portfolio consisted of 17 individual real estate properties.  During the quarter ended June 30, 2017, one OREO property was sold for a net gain of $42,000.

OREO and OTHER REPOSSESSED ASSETS	June 30, 2017		March 31, 2017		June 30, 2016
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$927	3	$411	2	$1,382	7
Commercial	587	2	637	3	648	3
Land	1,903	12	1,957	12	2,665	16
Mobile home	--	--	--	--	67	1
Total	$3,417	17	$3,005	17	$4,762	27

The non-performing assets to total assets ratio was 0.65% at June 30, 2017, compared to 0.60% at March 30, 2017 and 1.01% one year ago.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2017	March 31, 2017	June 30, 2016

Shareholders' equity	$108,616	$104,829	$94,452
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$102,966	$99,179	$88,802

Total assets	$931,009	$946,682	$858,139
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$925,359	$941,032	$852,489

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).  Timberland ranked 8th in the recent release of the S&P Global Market Intelligence ranking of the top performing 50 largest public thrifts as of December 31, 2016.  The ranking was based on six metrics which included: return on average assets, return on average common tangible equity, efficiency ratio, median three-year growth rate in tangible common equity per share, non-performing loans to total loans and net charge-offs to average loans.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2017	2017	2016
Interest and dividend income
Loans receivable	$9,652	$8,840	$8,257
Investment securities	69	68	70
Dividends from mutual funds and FHLB stock	23	12	22
Interest bearing deposits in banks	421	379	247
Total interest and dividend income	10,165	9,299	8,596

Interest expense
Deposits	549	545	508
FHLB borrowings	369	302	472
Total interest expense	918	847	980
Net interest income	9,247	8,452	7,616

Recapture of loan losses	(1,000)	(250)	--
Net interest income after recapture of loan losses	10,247	8,702	7,616

Non-interest income
Service charges on deposits	1,153	1,090	989
ATM and debit card interchange transaction fees	855	793	778
Gain on sale of loans, net	561	406	443
Bank owned life insurance ("BOLI") net earnings	133	136	137
Servicing income on loans sold	106	99	60
OTTI on investment securities, net	--	--	(4)
Other	348	327	346
Total non-interest income, net	3,156	2,851	2,749

Non-interest expense
Salaries and employee benefits	3,741	3,755	3,397
Premises and equipment	767	776	774
Advertising	170	167	192
OREO and other repossessed assets, net	4	(12)	123
ATM and debit card processing	375	350	337
Postage and courier	109	120	98
State and local taxes	176	152	141
Professional fees	230	199	202
FDIC insurance	99	107	100
Loan administration and foreclosure	20	(1)	92
Data processing and telecommunications	480	464	470
Deposit operations	301	240	232
Other	466	540	410
Total non-interest expense	6,938	6,857	6,568

Income before income taxes	6,465	4,696	3,797
Provision for income taxes	2,188	1,568	1,250
Net income	$4,277	$3,128	$2,547

Net income per common share:
Basic	$0.59	$0.44	$0.37
Diluted	0.58	0.42	0.36

Weighted average common shares outstanding:
Basic	7,269,564	7,135,083	6,822,608
Diluted	7,432,171	7,379,353	7,111,199

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2017	2016
Interest and dividend income
Loans receivable	$27,280	$24,992
Investment securities	207	213
Dividends from mutual funds and FHLB stock	60	83
Interest bearing deposits in banks	1,081	649
Total interest and dividend income	28,628	25,937

Interest expense
Deposits	1,637	1,520
FHLB borrowings	979	1,420
Total interest expense	2,616	2,940
Net interest income	26,012	22,997
Recapture of loan losses	(1,250)	--
Net interest income after recapture of loan losses	27,262	22,997

Non-interest income
Service charges on deposits	3,348	2,898
ATM and debit card interchange transaction fees	2,448	2,187
Gain on sale of loans, net	1,656	1,230
BOLI net earnings	407	410
Servicing income on loans sold	302	180
OTTI on investment securities, net	--	(28)
Other	1,063	903
Total non-interest income, net	9,224	7,780

Non-interest expense
Salaries and employee benefits	11,176	10,333
Premises and equipment	2,298	2,305
Advertising	499	590
OREO and other repossessed assets, net	22	561
ATM and debit card processing	1,036	990
Postage and courier	324	309
State and local taxes	484	410
Professional fees	629	449
FDIC insurance	319	334
Loan administration and foreclosure	113	216
Data processing and telecommunications	1,394	1,394
Deposit operations	850	638
Other	1,462	1,146
Total non-interest expense	20,606	19,675

Income before income taxes	$15,880	$11,102
Provision for income taxes	5,328	3,647
Net income	$10,552	$7,455

Net income per common share:
Basic	$1.49	$1.09
Diluted	1.44	1.05

Weighted average common shares outstanding:
Basic	7,088,134	6,846,373
Diluted	7,348,486	7,091,661

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2017	2017	2016
Assets
Cash and due from financial institutions	$17,476	$17,060	$16,394
Interest-bearing deposits in banks	114,964	130,980	72,779
Total cash and cash equivalents	132,440	148,040	89,173

Certificates of deposit ("CDs") held for investment, at cost	41,187	52,934	52,435
Investment securities:
Held to maturity, at amortized cost	7,244	7,326	7,618
Available for sale, at fair value	4,260	1,272	1,363
FHLB stock	1,107	2,307	2,804
Loans held for sale	3,523	5,798	4,885

Loans receivable	696,768	685,669	657,208
Less: Allowance for loan losses	(9,610)	(9,590)	(9,842)
Net loans receivable	687,158	676,079	647,366

Premises and equipment, net	18,465	18,013	16,224
OREO and other repossessed assets, net	3,417	3,005	4,762
BOLI	19,127	18,994	18,580
Accrued interest receivable	2,437	2,443	2,270
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,781	1,710	1,516
Other assets	3,213	3,111	3,493
Total assets	$931,009	$946,682	$858,139

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$197,527	$186,239	$149,575
Deposits: Interest-bearing	621,291	622,613	565,806
Total deposits	818,818	808,852	715,381

FHLB borrowings	--	30,000	45,000
Other liabilities and accrued expenses	3,575	3,001	3,306
Total liabilities	822,393	841,853	763,687

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,354,577 shares issued and outstanding – June 30, 2017 7,345,477 shares issued and outstanding – March 31, 2017 6,939,068 shares issued and outstanding – June 30, 2016	13,223	12,986	9,818
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(463)	(529)	(728)
Retained earnings	96,018	92,550	85,635
Accumulated other comprehensive loss	(162)	(178)	(273)
Total shareholders' equity	108,616	104,829	94,452
Total liabilities and shareholders' equity	$931,009	$946,682	$858,139

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2017	2017	2016
PERFORMANCE RATIOS:
Return on average assets (a)	1.86%	1.35%	1.20%
Return on average equity (a)	16.14%	12.24%	10.96%
Net interest margin (a)	4.29%	3.88%	3.83%
Efficiency ratio	55.94%	60.67%	63.37%

	Nine Months Ended
	June 30,		June 30,
	2017		2016
PERFORMANCE RATIOS:
Return on average assets (a)	1.53%		1.18%
Return on average equity (a)	13.80%		10.88%
Net interest margin (a)	4.03%		3.91%
Efficiency ratio	58.48%		63.93%

	June 30,	March 31,	June 30,
	2017	2017	2016
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,055	$1,894	$2,955
Loans past due 90 days and still accruing	--	135	135
Non-performing investment securities	590	638	789
OREO and other repossessed assets	3,417	3,005	4,762
Total non-performing assets (b)	$6,062	$5,672	$8,641

Non-performing assets to total assets (b)	0.65%	0.60%	1.01%
Net charge-offs (recoveries) during quarter	$(1,020)	$3	$201
Allowance for loan losses to non-accrual loans	468%	506%	333%
Allowance for loan losses to loans receivable (c)	1.38%	1.40%	1.50%
Troubled debt restructured loans on accrual status (d)	$3,360	$6,429	$7,677

CAPITAL RATIOS:
Tier 1 leverage capital	11.42%	10.89%	10.68%
Tier 1 risk-based capital	16.05%	15.77%	14.20%
Common equity Tier 1 risk-based capital	16.05%	15.77%	14.20%
Total risk-based capital	17.30%	17.02%	15.45%
Tangible common equity to tangible assets (non-GAAP)	11.13%	10.54%	10.42%

BOOK VALUES:
Book value per common share	$14.77	$14.27	$13.61
Tangible book value per common share (e)	14.00	13.50	12.80

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $252, $404 and $530 reported as non-accrual loans at June 30, 2017, March 31, 2017 and June 30, 2016, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans and loans held for sale	$693,931	5.56%	$688,506	5.14%	$647,781	5.10%
Investment securities and FHLB stock	12,482	2.98	10,866	2.94	11,860	3.10
Interest bearing deposits and CD's	156,507	1.08	171,203	0.90	136,724	0.73
Total interest-bearing assets	862,920	4.71	870,575	4.27	796,365	4.32
Other assets	57,841		59,561		55,926
Total assets	920,761		930,136		852,291

Liabilities and Shareholders' Equity
NOW checking accounts	$207,060	0.22%	$208,736	0.22%	$187,836	0.24%
Money market accounts	125,787	0.35	127,935	0.34	105,884	0.32
Savings accounts	137,108	0.06	134,073	0.06	116,818	0.05
Certificates of deposit accounts	141,254	0.87	144,021	0.86	149,713	0.79
Total interest-bearing deposits	611,209	0.36	614,765	0.35	560,251	0.36
FHLB borrowings	8,571	17.57	30,000	4.08	45,000	4.22
Total interest-bearing liabilities	619,780	0.59	644,765	0.52	605,251	0.65

Non-interest bearing demand deposits	190,631		178,977		150,331
Other liabilities	4,379		4,208		3,750
Shareholders' equity	105,971		102,186		92,959
Total liabilities and shareholders' equity	920,761		930,136		852,291

Interest rate spread		4.12%		3.75%		3.67%
Net interest margin (1)		4.29%		3.88%		3.83%
Average interest-bearing assets to
average interest bearing liabilities	139.23%		135.02%		131.58%
          _____________________________________
(1) Net interest margin = annualized net interest income /
     average interest-bearing assets

Timberland Fiscal Q3 2017 Earnings
July 25, 2017

AVERAGE BALANCES, YIELDS, AND RATES –YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2017		June 30, 2016
	Amount	Rate	Amount	Rate

Assets
Loans and loans held for sale	$688,936	5.29%	$634,981	5.25%
Investment securities and FHLB stock	11,447	3.11	11,887	3.31
Interest bearing deposits and CD's	160,458	0.90	136,681	0.63
Total interest-bearing assets	860,841	4.43	783,549	4.41
Other assets	58,324		57,079
Total assets	919,165		840,628

Liabilities and Shareholders' Equity
NOW checking accounts	$206,037	0.22%	$183,938	0.25%
Money market accounts	124,650	0.34	105,307	0.31
Savings accounts	132,922	0.06	113,069	0.05
Certificates of deposit accounts	144,249	0.85	151,813	0.78
Total interest-bearing deposits	607,858	0.36	554,127	0.37
FHLB borrowings	22,857	5.73	45,000	4.22
Total interest-bearing liabilities	630,715	0.55	599,127	0.65

Non-interest bearing demand deposits	182,117		146,466
Other liabilities	4,368		3,661
Shareholders' equity	101,965		91,374
Total liabilities and shareholders' equity	919,165		840,628

Interest rate spread		3.88%		3.76%
Net interest margin (1)		4.03%		3.91%
Average interest-bearing assets to
average interest bearing liabilities	136.49%		130.78%

      _____________________________________
(1)	Net interest margin = annualized net interest income /
average interest-bearing assets